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                                  EXHIBIT 23.3

Feldman Financial Advisors, Inc.
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                                                    1725 K Street, NW. Suite 205
                                                            Washington, DC 20006
                                             (202) 467-6862 . Fax (202) 467-6963

April 10, 2003

Board of Directors
Chesapeake Bank of Maryland
2001 East Joppa Road
Baltimore, Maryland  21234

Gentlemen:

We hereby consent to the use of our name and summary of our valuation opinion, as referenced in the Form AC Application for Conversion (the "Application") filed by Chesapeake Bank of Maryland (the "Bank") with the Office of Thrift Supervision, regarding the estimated aggregate pro forma market value of the Bank in connection with its reorganization from mutual to stock form and simultaneous offering for sale of a minority ownership interest of shares of common stock by Banks of the Chesapeake, Inc. (the "Company").

We also consent to reference in the Application the summary of our opinion as to the value of subscription rights granted by the Bank. We further consent to the use of our name and summary opinions as noted above in Form SB-2 Registration Statement, Amendment No. 1, filed by the Company with the Securities and Exchange Commission.

Sincerely,

/s/ Feldman Financial Advisors, Inc.

Feldman Financial Advisors, Inc.